United States

Securities and Exchange Commission

Washington, D.C.  20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)

Cumulus Media Inc.

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(Name of Issuer)

Class A Common Stock, $0.01 par value

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(Title of Class of Securities)

231082108

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(CUSIP Number)

September 27, 2002

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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Schedule 13G

CUSIP No. 231082108

1.

NAME OF REPORTING PERSON.

CML Holdings, LLC

S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a)  [X]

(b)  [   ]

3.

SEC USE ONLY.

4.

CITIZENSHIP OR PLACE OF ORGANIZATION.

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER.

363,622

6.

SHARED VOTING POWER.

0

7.

SOLE DISPOSITIVE POWER.

363,622

8.

SHARED DISPOSITIVE POWER.

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

363,622

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

0.7% based on 48,437,284 Class A shares outstanding as of July 31, 2002.

12.

TYPE OF REPORTING PERSON.

OO

Schedule 13G

CUSIP No.  231082108

1.

NAME OF REPORTING PERSON.

Quaestus & Co. Inc.

S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a)  [X]

(b)  [   ]

3.

SEC USE ONLY.

4.

CITIZENSHIP OR PLACE OF ORGANIZATION.

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER.

246,807

6.

SHARED VOTING POWER.

0

7.

SOLE DISPOSITIVE POWER.

246,807

8.

SHARED DISPOSITIVE POWER.

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

246,807

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

0.5% based on 48,437,284 Class A shares outstanding as of July 31, 2002.

12.

TYPE OF REPORTING PERSON.

CO

Schedule 13G

CUSIP No.  231082108

1.

NAME OF REPORTING PERSON.

Quaestus Partner Fund

S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a)  [X]

(b)  [   ]

3.

SEC USE ONLY.

4.

CITIZENSHIP OR PLACE OF ORGANIZATION.

Wisconsin

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER.

0

6.

SHARED VOTING POWER.

0

7.

SOLE DISPOSITIVE POWER.

0

8.

SHARED DISPOSITIVE POWER.

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

0

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

N/A

12.

TYPE OF REPORTING PERSON.

PN

Schedule 13G

CUSIP No. 231082108

1.

NAME OF REPORTING PERSON.

Richard W. Weening

S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a)  [X]

(b)  [   ]

3.

SEC USE ONLY.

4.

CITIZENSHIP OR PLACE OF ORGANIZATION.

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER.

2,079,693 (including options covering 1,186,702 Class A shares).

6.

SHARED VOTING POWER.

0

7.

SOLE DISPOSITIVE POWER.

2,079,693

8.

SHARED DISPOSITIVE POWER.

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

2,079,693

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

N/A

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

4.2%, based on 48,437,284 Class A shares outstanding as of July 31, 2002.  Includes shares held by CML Holdings, LLC, and Quaestus & Co. Inc., over which Mr. Weening exercises voting and dispositive power.

12.

TYPE OF REPORTING PERSON.

IN, HC

Schedule 13G

CUSIP No. 231082108

ITEM 1(a).

NAME OF ISSUER.

Cumulus Media Inc.

ITEM 1(b).

ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES.

3535 Piedmont Road

Building 14, 14th Floor

Atlanta, GA 30305

ITEM 2(a).

NAME OF PERSONS FILING.

(i)

CML Holding, LLC (“CML”)

(ii)

Quaestus & Co. Inc. (“QCI”)

(iii)

Quaestus Partner Fund (“QPF”)

(iv)

Richard W. Weening (“RWW”)

Attached as Exhibit 1 is a copy of an agreement between the persons filing (as specified above) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).

ADDRESS OF PRINCIPAL BUSINESS OFFICE OF EACH OF THE PERSONS SPECIFIED IN 2(A) ABOVE:

400 E. Wisconsin Avenue

4th Floor

Milwaukee, WI 53202

ITEM 2(c).

CITIZENSHIP.

CML is a Delaware limited liability company; QCI is a Delaware corporation; QPF is a

Wisconsin limited partnership; RWW is a United States citizen.

ITEM 2(d).

TITLE OR CLASS OF SECURITIES.

Class A Common Stock, $0.01 par value

ITEM 2(e).

CUSIP NUMBER.

231082108

ITEM 3.

N/A

ITEM 4.

OWNERSHIP.

(a)

See Row 9 of each reporting person’s cover page.

(b)

See Row 11 of each reporting person’s cover page.

(c)

Each reporting person has sole voting and dispositive power over the indicated shares.

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.            [X]

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

CML Holdings, LLC; Quaestus & Co. Inc.; Quaestus Partner Fund;

Richard W. Weening.

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10.

CERTIFICATION.

N/A

SIGNATURE.

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

CML HOLDINGS, LLC

Dated:  October 15, 2002

By:  /s/ Richard W. Weening

Richard W. Weening, Chief Executive Officer

Quaestus & Co. Inc., the Managing Member

QUAESTUS & CO. INC.

Dated:  October 15, 2002

By:  /s/ Richard W. Weening

Richard W. Weening, Chief Executive Officer

QUAESTUS PARTNER FUND

Dated:  October 15, 2002

By:  /s/ Richard W. Weening

Richard W. Weening, Chief Executive Officer

Quaestus & Co. Inc., the General Partner

Dated:  October 15, 2002

By:  /s/ Richard W. Weening

Richard W. Weening

Exhibit 1

  Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Cumulus Media Inc. and that this Agreement be included as an Exhibit to such joint filing.

This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 15th day of October, 2002.

CML HOLDINGS, LLC

By:  /s/ Richard W. Weening

Richard W. Weening, Chief Executive Officer

Quaestus & Co. Inc., the Managing Member

QUAESTUS & CO. INC.

By:  /s/ Richard W. Weening

Richard W. Weening, Chief Executive Officer

QUAESTUS PARTNER FUND

By:  /s/ Richard W. Weening

Richard W. Weening, Chief Executive Officer

Quaestus & Co. Inc., the General Partner

By:  /s/ Richard W. Weening

Richard W. Weening